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                                                              Exhibit 99(d)(2)


Mr. Pat Teirney
April 4, 2000
Page 1


PRIMARK


April 4, 2000


PERSONAL AND CONFIDENTIAL



Mr. Pat Tierney
The Thomson Corporation
One Metro Center
One Station Place
Stamford, CT  06902



Dear Pat:

         In connection with your consideration of a possible transaction (the "Transaction") with Primark Corporation (together with its subsidiaries and affiliates hereinafter referred to as "Primark"), you have requested certain information concerning Primark. Primark is prepared, in its sole discretion, to make available to you certain information which is non-public, confidential or proprietary in nature concerning the business, financial condition, operations and assets of Primark for your use in connection with your consideration of the Transaction. You agree that this agreement shall bind you and your affiliates and any Director, Officer, or employee thereof. All references to "you" and "your" herein shall include all such entities and individuals.

         As a condition to and in consideration of your being furnished such information, you agree to treat any information concerning Primark (whether written, electronically recorded or oral, and whether prepared by Primark, its advisors or otherwise) which is furnished to you by or on behalf of Primark (hereinafter collectively referred to as the "Evaluation Material"), including any materials prepared by you or your representatives which reflect this information, in accordance with the provisions of this letter and to take or abstain from taking certain other actions described in this letter. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to Primark; (ii) becomes available to you on a non-confidential basis from a source other than Primark or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to Primark; or (iii) which is now or hereafter becomes generally available except through your fault; or (iv) is independently developed by you without reference to the Evaluation Material.

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Mr. Pat Teirney
April 4, 2000
Page 2

         You hereby agree that the Evaluation Material will be used SOLELY for the purpose of evaluating the Transaction, and that such information will be kept confidential by you and may be disclosed only to those of your directors, officers and employees, and representatives of your advisors and financers who need to know such information for the purpose of evaluating any such Transaction between Primark and you (it being agreed that such directors, officers, employees and representatives of your advisors and financiers shall be informed by you of the confidential nature of such information, shall be directed by you to treat such information confidentially, and shall agree to be bound by the terms of this agreement prior to receipt of any Evaluation Material), unless Primark otherwise consents in writing. You hereby agree to be responsible for any violations of this letter by any of the other persons referred to in this paragraph other than Primark.

         In the event that you or any of your advisors are requested or required to disclose any Evaluation Material by legal process or in connection with any legal proceedings, you agree that you will provide prompt written notice of such request or requirement to Primark, so that Primark may take whatever steps it deems appropriate concerning disclosure of this information, including requesting entry of appropriate protective orders, and/or waive compliance with the provisions of this agreement. In the event that no such protective order or other remedy is obtained, or that Primark waives compliance with the terms of this agreement, you and your advisors will furnish only that portion of the information which, upon advice of counsel, is required to be provided and will exercise your reasonable efforts to obtain reliable assurance that the Evaluation Material will be afforded confidential treatment.

         You agree that nothing in this agreement will prevent Primark from (i) determining that certain Evaluation Material should be disclosed, if at all, under the terms and conditions which limit its disclosure further than the limitations set forth above; and (ii) providing access to any such Evaluation Material only upon further agreement, satisfactory to Primark, which restricts disclosure of such information in a fashion which is more limited than otherwise would be permitted under this agreement. In addition, you will, and will cause your representatives to, honor the confidentiality provisions contained in any agreements of Primark which are made available to you and your representatives.

         You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives of your advisors and financiers who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         In addition, without the prior written consent of both parties, neither party will and each will direct it respective directors, officers, employees and representatives of your advisors and financiers not to, disclose to any person either the fact that discussions or


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Mr. Pat Teirney
April 4, 2000
Page 3

negotiations are taking place concerning a Transaction between Primark and you and any of the terms, conditions or other facts with respect to any such Transaction, including the status thereof.

         In consideration of the Evaluation Material being furnished to you, you hereby agree that, without the prior written consent of the Board of Directors of Primark, for a period of one (1) year from the date hereof or until the occurrence of a Significant Event (as defined below) whichever comes first, neither you nor any of your affiliates, in any manner whatsoever, directly or indirectly, will, acting alone or as part of a group,
(a) acquire or offer or agree to acquire, by purchase or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of Primark in open market (i.e., trading exchange) transactions (subject to an exception for passive investments to be mutually agreed upon by the parties after the execution of this letter agreement), or seek by any action not permitted under this letter agreement to influence or control the management or policies of Primark, or (b) publicly propose to (i) acquire or offer or agree to acquire any securities (or direct or indirect rights or options to acquire any securities) or assets of Primark or (ii) influence or control the management or policies of Primark. Nothing herein shall be deemed or construed to require you or your affiliates to sell any existing holdings of Primark stock.

         In addition, you agree that, for a period of one (1) year from the date hereof or until the occurrence of a Significant Event (as defined below) whichever comes first, you will not, directly or indirectly, publicly present, or publicly propose to present, to the stockholders of Primark any proposal or offer for a merger, tender or exchange offer or other form of business combination involving Primark, or effect, publicly propose to effect, or cause to occur any of the foregoing, that previously has not been approved in writing by the Board of Directors of Primark, nor will you, directly or indirectly, solicit or propose (whether publicly or otherwise) to solicit, proxies or consents to vote or become a participant in any "election contest" with respect to Primark (as such terms are used in Rule 14 a-1 and Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended).

         A "Significant Event" shall mean any of the following: (i) the acquisition by any Person or 13D Group (as defined below) of beneficial ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities of Primark; (ii) the announcement or commencement by any Person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such Person or 13D Group owning, when combined with any other Voting Securities owned by such Person or 13D Group, 15% or more of the then outstanding Voting Securities; (iii) Primark enters into, or otherwise determines to seek to enter into any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of Primark (the "Common Stock") would be converted into cash or securities of another Person or 13D Group or 35% or more of the then outstanding shares of Common Stock would be owned by Persons other than current holders of shares of Common Stock, or which would result in all or a substantial portion of Primark's assets being sold to any Person or 13D Group. "Voting Securities" shall mean at any time shares of any class of capital stock of Primark that are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities that at such time are convertible or exchangeable into or exercisable for shares of Common Stock shall be deemed to have been so converted, exchanged or exercised. "13D Group" shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities that would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of
Section 13(d)(3) of the Exchange Act.

         Although Primark has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of our investigation, you understand that neither Primark nor any of its directors, officers, employees, agents, representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither Primark nor its directors, officers, employees, agents, representatives or advisors shall have any liability to you or any of your advisors resulting from the availability or use of Evaluation Material.

         In the event that you do not proceed with the Transaction which is the subject of this letter within a reasonable time, you shall promptly return to Primark at its request all written Evaluation Material and any other written material containing or reflecting any material in the Evaluation Material (whether prepared by Primark, its advisors, or otherwise) and will not retain any copies, extracts, or other reproductions in whole or in part of such written material, except that all documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material or which contain information set


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Mr. Pat Teirney
April 4, 2000
Page 4

forth in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to Primark by an authorized officer supervising such destruction.

         You and Primark agree that, for a period of one (1) year from the date of this letter, neither Primark nor Thomson Financial will, directly or indirectly, solicit for employment or hire any employee of the other with whom they have had contact or who became known to them in connection with your consideration of the Transaction. You and Primark agree not to contact any person employed by Primark or Thomson Financial, respectively, regarding the subject matter of this letter without our prior written approval.

         You acknowledge that Primark may establish procedures and guidelines (the "Procedures") for the submission of proposals with respect to the Transaction. You acknowledge and agree that, (a) Primark and its representatives are free to conduct the process leading up to a possible Transaction as Primark and its representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to you or any other person); and
(b) Primark reserves the right, in its sole discretion, to change the Procedures relating to the consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason.

         You agree not to initiate or maintain contact (except for contacts made in connection with existing commercial relationships and/or in the ordinary course of business) with any officer, director, employee or agent of Primark except with the express prior permission of Primark. It is understood that Primark will arrange for appropriate contacts for due diligence purposes. It is further understood that all (a) communications regarding the Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding Procedures, will be submitted only to certain designated Primark employees.

         You agree that unless and until a definitive agreement between Primark and you with respect to the Transaction referred to in the first paragraph of this letter has been executed and delivered, neither Primark nor you will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this or any other written or oral communication with respect to the Transaction by any of Primark's directors, officers, employees, agents or any other representatives or their advisors and representatives of those advisors, except for the matters specifically agreed to in this letter. The agreements set forth in this letter may be modified or waived only by a separate writing signed by Primark and you expressly modifying or waiving this agreement.

         You also agree that in the event of any breach of the provisions of this agreement, Primark would be entitled to equitable relief, including an injunction, because such a breach

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Mr. Pat Teirney
April 4, 2000
Page 5

would cause irreparable harm for which there would be no adequate remedy at law. You agree that you shall not oppose the granting of such equitable relief.

         This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.




Very truly yours,


PRIMARK CORPORATION


By: /s/ Joseph E. Kasputys
   -----------------------
Name:   Joseph E. Kasputys
Title:  Chairman, President,
        and Chief Executive Officer


CONFIRMED AND AGREED TO:

By: /s/ Patrick J. Tierney
   -----------------------
Name:
Title: